Exhibit 99

PRESS RELEASE

July 26, 2006

Franklin Financial posts 18% earnings increase

(Chambersburg) Franklin Financial Services Corporation reported earnings of $1,878,000 for the quarter ended June 30, 2006. This represents a 29.2% increase when compared to earnings of $1,453,000 for the quarter ended June 30, 2005. Net income for the first six months of 2006 was $3,367,000 compared with $2,843,000 for the same period in 2005, an increase of 18.4%.

On a per share basis, diluted earnings were $.56 for the second quarter in 2006 and $1.00 for the first six months, compared to $.43 and $.84, respectively, for the quarter and six month periods in 2005.

Total assets at June 30, 2006 grew by 12.4% over totals a year earlier to $662,286,000. Total deposits and repurchase agreements totaled $560,659,000, an increase of 18.3%, while net loans increased by 14.8%, reaching $427,217,000 at June 30, 2006. The market value of trust assets under management was $474,787,000 on June 30, 2006, an increase of 14.0% from $416,485,000 on June 30, 2005.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank. Following the acquisition of Fulton Bancshares Corporation and the Fulton County National Bank & Trust Company on July 1, 2006, F&M Trust now has twenty-two community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro.